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                                                                    Exhibit 4.31



                           Form of Exchange Agreement

               10% CONVERTIBLE SERIES B PREFERRED STOCK AGREEMENT

      THIS 10% CONVERTIBLE SERIES B PREFERRED STOCK AGREEMENT (the "Agreement") is entered into as of December 16, 2002, by and among Spatializer Audio Laboratories, Inc., a Delaware corporation (the "Company") and the holders of the Company's 10% Convertible Series B Preferred Stock listed on Schedule A hereto (each individually a "Holder" and collectively, the "Holders").

                                    RECITALS

      A. Pursuant to the terms of that certain 10% Convertible Series B Preferred Stock Subscription Agreement, dated December 29, 1999, by and among the Company and the Holders, the Holders acquired an aggregate of 102,967 shares of 10% Series B Convertible Preferred Stock of the Company (the "Series B Preferred"), none of which shares have been converted and which shares of Series B Preferred are the only outstanding shares of preferred stock of the Company.

      B. The Company and the Holders desire to effect a partial recapitalization in which the Holders will exchange all of their respective shares of Series B Preferred, for a new series of shares, being the Series B-1 Convertible Preferred Stock of the Company (the "Series B-1 Preferred") on the terms and conditions set forth below (the "Stock Exchange").

      C. The Series B Preferred provide for the accrual and payment of dividends at the rate of 10% per annum until the Series B Preferred has been converted, in which event all dividends are payable in Common Stock or in cash, at the option of the Company, and the Holders and the Company wish, in connection with the Stock Exchange, to agree to modify the dividends which are due and payable from the date of issuance of the Series B Preferred through December 29, 2002 and to provide for the payment of such dividends (the "Dividends Due") and for no further accrual or payment of dividends and, in connection therewith, to have issued to them at this time additional shares of the Series B-1 Preferred to reflect the Dividends Due; all as set forth below.

      D. The Series B Preferred provides for conversion, at the option of the Holder, of the Series B Preferred into the Common Stock of the Company and for an automatic conversion, if not sooner converted, of all of the outstanding Series B Preferred into the Common Stock of the Company on December 29, 2002 and the Company and the Holders now wish, pursuant to the Stock Exchange, to extend the date for automatic conversion to December 29, 2005.

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                                    AGREEMENT

      1. Exchange.

            (a) Terms of Exchange. The Company hereby agrees to issue to the Holders and the Holders agree to accept, a new series of preferred shares, denominated as Series B-1 Preferred, to be issued pursuant to a Certificate of Designation to be filed with the Secretary of State of Delaware, substantially in the form attached as Exhibit 1. The Series B-1 Preferred are to be issued on the basis of one share of Series B-1 Preferred for each share of Series B Preferred now held, except that, in addition thereto, there shall be issued to the Holders, additional shares of Series B-1 Preferred representing the Dividends Due (the "Dividend Shares") with the number of Dividend Shares to be issued to be calculated using a dividend of 6.6% for the year 2000, 5.9% for the year 2001 and 2.4% for the year 2002, respectively, in lieu of, and in full discharge of, all obligations with respect to Dividends Due and any further dividends as set forth in the Certificate of Designation for the Series B Preferred, a copy of which is attached as Exhibit 2. In addition, the Holders agree that no dividends shall accrue or be payable with respect to the Series B-1 Preferred. As set forth in the Certificate of Designation for the Series B-1 Preferred, the Series B-1 Preferred (i) shall be convertible at the option of the Holder at any time after issuance at a Floor Price of $0.56 and at a Ceiling Price of $1.12, such amounts being identical to the Floor Price and Ceiling Price applicable to the Series B Preferred, and (ii) shall be automatically converted, if not sooner converted, on December 29, 2005.

            (b) Exchange of Shares. Therefore, concurrently with the execution of this Agreement and subject to the terms and conditions set forth herein, each Holder does hereby exchange, transfer and deliver to the Company that number of shares of Series B Preferred set forth opposite his or its name on Schedule A hereto (the "Stock Exchange").

            (c) Issuance of the Series B-1 Preferred Stock. In exchange for each Holder's respective shares of Series B Preferred and all Dividend Shares issuable thereon, the Company does hereby issue and deliver to each Holder, in exchange and in full payment for each share of Series B Preferred and all accrued and unpaid dividends due through December 29, 2002, the aggregate number of shares of Series B-1 Preferred, par value $0.01 per share, of the Company set forth opposite each Holder's name on Schedule A hereto. The Series B-1 Preferred shall have a stated value of US$10.00 per share.

            (d) Delivery of the Series B Preferred. The Company does hereby acknowledge receipt of the Series B Preferred stock certificates registered in the name of each of the Holders, accompanied by assignments separate from certificates duly executed by each respective Holder, and agrees that all stock certificates shall be

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marked cancelled and the class of Series B Preferred shall be extinguished by the Company.

            (e) Delivery of the Series B-1 Preferred. Each Holder hereby acknowledges receipt of a stock certificate registered in his, or its, name representing that number of shares of Series B-1 Preferred set forth opposite his or its name on Schedule A hereto.

      2. Closing. The closing of the Stock Exchange shall be held at the offices of Crosby, Heafey, Roach & May, Professional Corporation, 1901 Avenue of the Stars, Suite 700, Los Angeles, California, 90067 at 10:00 a.m. on December 20, 2002 (the "Closing").

      3. Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Holders as follows:

            (a) Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) Corporate Power. The Company has, or will have, at the time of the Closing, all requisite corporate power to enter into this Agreement, to issue the shares of the Series B-1 Preferred to each Holder, and to carry out and perform its obligations under the terms of this Agreement, and has, or will have, taken all actions necessary for the authorization, execution and delivery of this Agreement and the issuance of the shares of Series B-1 Preferred. This Agreement is a valid and binding obligation of the Company enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights and by the availability of equitable remedies.

            (c) Valid Issuance of Shares. The shares of Series B-1 Preferred, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances imposed by the Company; provided, however, that the shares of Series B-1 Preferred will be subject to restrictions on transfer under the state and federal securities laws as set forth herein, and as may be required by future changes in such laws.

      4. Representations and Warranties of the Holders. Each Holder represents and warrants, severally but not jointly, to the Company as follows:

            (a) Capacity. Such Holder has full legal capacity, power and authority to execute, deliver, and perform his or its obligations under this Agreement.


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            (b) Ownership of Stock; Vesting Title. Each Holder beneficially owns only such number of Series B Preferred as indicated opposite such Holder's name on Schedule A attached hereto, with full right and authority to deliver such shares hereunder, and upon delivery of such shares and one or more stock powers with respect to such shares of Series B Preferred hereunder, the Company will receive good, valid and marketable title thereto, free and clear of all liens or encumbrances, and not subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares.

            (c) Accredited Investor. Each Holder is an "accredited investor" as defined under the rules promulgated under the Securities Act of 1993, as amended.

            (d) Ability to Protect Own Interest. Each Holder has a preexisting personal or business relationship with the Company or one or more of its directors of officers or controlling persons, or, by reason of such Holder's business or financial experience, the business or financial experience of such Holder's professional advisors (who are not affiliated with or compensated by the Company or any of their affiliates) or the business or financial experience of such Holder's representative, each Holder has the capacity to protect its own interest in connection with the Stock Exchange.

            (e) Access to Information. Each Holder (or, if applicable, such Holder's representative) has had an opportunity to discuss the Company's business, management and financial affairs with its management and to ask questions of officers of the Company, which questions were answered to its satisfaction. Each Holder understands that such discussions with management, as well as any written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 hereof or the right of the Holders to rely thereon.

            (f) No Reliance. In deciding to enter into and consummate the transactions contemplated hereby, each Holder has not relied, as to tax, securities and other legal matters, on the advice that such Holder has received from the Company or any of its attorneys or representatives, but only on the advice of such Holder's own advisors and experts.

            (g) Investment Intent. The shares of Series B-1 Preferred to be issued to each Holder will be acquired for such Holder's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Each Holder furthermore has no current commitment or obligation, contingent or otherwise, to anyone to dispose of the shares of Series B-1 Preferred and has no current plan or intent to dispose of the shares of Series B-1 Preferred.


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            (h) Exempt from Registration. Each Holder understands and
acknowledges that the exchange and delivery of the shares of Series B-1 Preferred pursuant to the terms of this Agreement will not be registered under the Securities Act on the grounds that the Stock Exchange is exempt from registration pursuant to section 3(a)(9) of the Securities Act, as an exchange by the Company solely with its own securities holders, and are exempt from qualification pursuant to Section 260.103(a)(1) of the California Corporate Securities Law of 1968, as amended (the "Law"), and that the Company's reliance upon such exemptions is predicated, in part, upon the Holder's representations set forth in this Agreement. Each Holder acknowledges and understands that the Company has no intention of registering the shares of Series B-1 Preferred and that they therefore must be held indefinitely unless they are (i) converted to Common Stock pursuant to the terms thereof and are then subsequently sold pursuant to an effective registration statement or exemption from such registration or (ii) the shares of Series B-1 Preferred are subsequently registered under the Securities Act and qualified under the Law or an exemption from such registration and such qualification is available.

            (i) Indefinite Holding Period. Each Holder understands and acknowledges that he or it may be required to hold the shares of Series B-1 Preferred for an indeterminate period.

            (j) Disposition of Shares and Options. In no event will each Holder dispose of any of his or its shares of Series B-1 Preferred (other than in conjunction with an effective registration statement for the same under the Securities Act) unless and until (i) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed, true and accurate statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, such Holder shall have furnished the Company with an opinion of counsel satisfactory in form and substance to the Company to the effect that [EITHER] (a) such disposition will not require registration under the Securities Act and (b) appropriate action has been taken to make the disposition qualify with the Law.

            (k) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any term of, or constitute a default under, any contract, agreement, commitment, indenture, mortgage, note or other instrument or obligation to which each Holder, or any of such Holder's shares of Series B-1 Preferred, may be bound.

            (l) Binding Obligation. This Agreement has been duly executed and delivered by each Holder and constitutes a legal, valid and binding obligation of such Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights and by the availability of equitable remedies.


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            (m) Legends. Each document representing the shares Series B-1
Preferred shall be endorsed with substantially the following legend:

            THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE OFFERED OR SOLD OR TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT WHICH, EXCEPT IN THE CASE OF AN EXEMPTION PURSUANT TO RULE 144 UNDER THE ACT, IS CONFIRMED IN A LEGAL OPINION SATISFACTORY TO THE COMPANY.

      5. Conditions to the Company's Obligation to Close. The Company's obligation to issue shares of Series B-1 Preferred at the Closing is subject to the fulfillment to the Company's satisfaction on or prior to the Closing of the following conditions, any of which may be waived by the Company in its sole discretion:

            (a) Representations and Warranties Correct. The representations and warranties made by the Holders in Section 4 hereof shall be true and correct when made and shall be true and correct on and as of the Closing with the same force and effect as if they had been made on and as of said date.

            (b) Tender. Each Holder shall have tendered all of his or its outstanding shares of Series B Preferred with fully executed stock powers.

            (c) Consents and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

      6. Miscellaneous

            (a) Governing Law. The Agreement shall be governed in all respects by the laws of the State of California.

            (b) Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing of the transactions contemplated hereby.

            (c) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.


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            (d) Further Acts. The parties hereto shall perform all further acts and execute and deliver all documents that may be reasonably necessary to carry out their obligations hereunder and the purposes of this Agreement.

            (e) Changes and Termination. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

            (f) Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

            (g) Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, mailed by registered or certified mail, postage prepaid, return receipt requested, or sent via internationally recognized overnight courier, addressed:

            If to a Holder:       To such Holder's address set forth by its or
                                  his name on Schedule A attached hereto, or at such other address as such Holder shall have furnished to the Company in writing

            If to the Company:    Spatializer Audio Laboratories, Inc.
                                  900 Lafayette Street, Suite 710
                                  Santa Clara, California  95050
                                  Attn:  Chief Executive Officer

Notices that are mailed shall be deemed given one (1) day after deposit in the United States mail.

            (h) Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            (i) Expenses. The Company and the Holder shall bear his or its own expenses and legal fees in connection with this Agreement and the transactions contemplated thereby.

            (j) Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.


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            (k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

            (l) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company shall impair any such right, power or remedy of the Company, nor shall it be construed to be a waiver of any breach or default under this Agreement, or any acquiescence therein, or any waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy accruing to the Company or any waiver by the Company of any single breach or default by any other party be deemed a waiver by the Company of any other right, power or remedy or breach or default theretofore or thereafter occurring. All remedies, either under this Agreement, or by law otherwise afforded to the Company shall be cumulative and not alternative.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPATIALIZER AUDIO LABORATORIES, INC.,

a Delaware corporation

By:   /s/ HENRY R. MANDELL
   -----------------------------------
      Henry R. Mandell,
      Chief Executive Officer


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HOLDERS:

CLARION FINANZ, A.G.,
a Swiss corporation

By: /s/
   -----------------------------------

Name:
     ---------------------------------

Title:
      --------------------------------


/s/
--------------------------------------
CARLO CIVELLI, an individual


/s/
--------------------------------------
HENRY R. MANDELL, an individual


/s/
--------------------------------------
JAMES D. PACE, an individual


/s/
--------------------------------------
JEROLD H. RUBINSTEIN, an individual


/s/
--------------------------------------
GILBERT N. SEGEL, an individual

ATON SELECT FUND LTD.,
a Swiss corporation

By: /s/
   -----------------------------------

Name:
     ---------------------------------

Title:
      --------------------------------


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ROMOFIN A.G.,
a Swiss corporation

By: /s/
   -----------------------------------

Name:
     ---------------------------------

Title:
      --------------------------------

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